EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

    We consent to the incorporation by reference in the registration statements (No. 333-281236) on Form S-3 and (Nos. 333-166713, 333-197987, 333-211191, and 333-279030) on Form S-8 of our reports dated February 27, 2026, with respect to the consolidated financial statements of DiamondRock Hospitality Company and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

McLean, Virginia
February 27, 2026